EXHIBIT D-5(A)



June 1, 2005
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L

                                                                    10 CFR 50.80
                                                                    10 CFR 50.90
                                                                   10 CFR 2.1315
                                                                    10 CFR 2.390
                                                                     10 CFR 9.17

U.S. Nuclear Regulatory Commission
Attention: Document Control Desk
Washington, D.C. 20555

Re: Beaver Valley Power Station, Unit Nos. 1 & 2, Docket Nos. 50-334 & 50-412
    Davis-Besse Nuclear Power Station, Unit No. 1, Docket No. 50-346
    Perry Nuclear Power Plant, Unit No. 1, Docket No. 50-440
    Application for Order Consenting to Transfer of Licenses and Approving Conforming License Amendments
    ---------------------------------------------------------------------------

     Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended ("AEA"), and 10 CFR 50.80, FirstEnergy Nuclear Operating Company ("FENOC") acting as agent for and on behalf of FirstEnergy Nuclear Generation Corp. ("FENGenCo"), Ohio Edison Company ("Ohio Edison"), OES Nuclear, Inc. ("OES Nuclear"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), and The Toledo Edison Company ("Toledo Edison"), [Ohio Edison, OES Nuclear, Cleveland Electric, and Toledo Edison together, the "Ohio Companies"] hereby submits the enclosed application to the Nuclear Regulatory Commission ("NRC") requesting consent to the transfer of ownership interests involving Beaver Valley Power Station, Unit No. 1 ("BVPS 1"), Beaver Valley Power Station, Unit No. 2 ("BVPS 2," together with BVPS 1, "BVPS"), Perry Nuclear Power Plant, Unit No. 1 ("Perry"), and Davis-Besse Nuclear Power Station, Unit No. 1 ("Davis-Besse"). FENOC requests an order consenting to the following transfers from the Ohio Companies to FENGenCo:

     1.   Ohio Edison's 35 percent undivided ownership interest in BVPS 1 and
          20.22 percent undivided ownership interest in BVPS 2;

     2.   OES Nuclear's 17.42 percent undivided ownership interest in Perry;

     3. Cleveland Electric's 24.47 percent undivided ownership interest in BVPS 2, 44.85 percent undivided ownership interest in Perry, and 51.38 percent undivided ownership interest in Davis-Besse; and

June 1, 2005
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 2


     4.   Toledo Edison's 1.65 percent undivided ownership interest in BVPS 2,
          19.91 percent undivided ownership interest in Perry, and 48.62 percent undivided ownership interest in Davis-Besse.

     No transfer or other change is requested with respect to Ohio Edison's license to possess its 21.66 percent leased interest in BVPS 2 and 12.58 percent leased interest in Perry, nor with respect to Toledo Edison's license to possess its 18.26 percent leased interest in BVPS 2. Ohio Edison and Toledo Edison will remain responsible for their respective obligations under the licenses for these leased interests.

     This application also requests conforming administrative amendments to the BVPS, Perry, and Davis-Besse licenses to:

     1. Reflect the proposed transfer of ownership interests in BVPS, Perry, and Davis-Besse from the Ohio Companies to FENGenCo.

     2. Delete the Ohio Companies from the licenses, except for Ohio Edison's remaining leased interests in BVPS 2 and Perry, and Toledo Edison's remaining leased interest in BVPS 2, and

     3. Authorize FENGenCo to possess the respective ownership interests in BVPS, Perry, and Davis-Besse being transferred by the Ohio Companies.

     FENOC previously submitted an application seeking NRC consent to the transfer of Pennsylvania Power Company's ("Penn Power") interests in BVPS and Perry to FENGenCo. This application represents the second phase in a reorganization to consolidate the ownership of BVPS, Perry and Davis-Besse in FENGenCo, except for interests subject to third party lease obligations. FENOC expects that the transfer of the Penn Power interests to FENGenCo will occur prior to the transfer of the interests of the Ohio Companies that are the subject of this application. However, each application includes the required financial and other information (with the exception of the marked up Operating License pages) to support NRC's approval independent from the other, and therefore, approval of neither application should be dependent upon approval of the other. In the event that NRC approval of the Ohio Company interests precedes NRC approval of the Penn Power interests, FENOC will supplement the applications with the appropriate amended conforming Operating License pages.

     FENGenCo will be a direct, wholly owned subsidiary of FirstEnergy Solutions Corp. ("FE Solutions"), which, in turn, is a direct, wholly owned subsidiary of FirstEnergy Corp. ("FirstEnergy"). FirstEnergy's seven electric utility operating companies comprise the nation's fifth largest investor-owned electric system, serving 4.4 million customers within 36,100 square miles of Ohio, Pennsylvania, New Jersey, and New York.

     Certain financial information included in Exhibits H and I of the attached license transfer application is confidential commercial information which FENOC requests be withheld from public disclosure pursuant to 10 CFR 2.390 and 9.17(a)(4). Redacted versions of Exhibits H and I are provided in the

June 1, 2005
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 3


non-proprietary version of this application. Confidential versions of Exhibits H and I are provided in a separate Addendum to this application. An affidavit supporting the request for withholding the Addendum from public disclosure is provided with the sworn affirmations appended to the application.

     The information contained in this application demonstrates that FENGenCo possesses the requisite qualifications to own the Ohio Companies' existing undivided ownership interests in BVPS, Perry, and Davis-Besse (not including the leased interests held by Ohio Edison and Toledo Edison). The proposed transfer of control of the Ohio Companies' interests will not result in any change in the role of FENOC as the licensed operator of the facilities, including budget responsibilities and operating authority. Finally, this request for transfer of control of licenses does not involve any entities that are owned, controlled, or dominated by a foreign entity.

     In summary, the proposed transfers will be consistent with the requirements set forth in the AEA, NRC regulations, and the relevant NRC licenses and orders. No physical changes will be made to BVPS, Perry, or Davis-Besse, and there will be no changes in the day-to-day operation of those plants as a result of these transfers. The proposed transfers will not have any adverse impact on the public health and safety, nor will these transfers be inimical to the common defense and security. The application solely requests approval for the transfer of ownership interests within the same FirstEnergy family of companies. FENOC respectfully requests that the NRC consent to the transfers of control in accordance with 10 CFR 50.80 and approve the conforming license amendments.

     FENOC requests that the NRC review this application on a schedule that will permit the issuance of NRC consent to the transfers of control and conforming license amendments as soon as possible, and are prepared to work closely with the NRC Staff to help expedite the application's review. Approval is requested by no later than November 1, 2005. Such consent should be immediately effective upon issuance and should permit the transfers at any time prior to December 31, 2006. FENOC will inform the NRC of any significant changes in the status of any other required approvals or any other developments that have an impact on the schedule.

     Service upon FENOC of comments, hearing requests, intervention petitions or other pleadings should be made to David W. Jenkins, Esq., FirstEnergy Corp., 76 South Main Street, Mail Stop A-Go-18, Akron, OH 44308, tel: (330) 384-5037, and email: djenkins@firstenergycorp.com.

June 1, 2005
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 4


     If the NRC requires additional information concerning this application, please contact Mr. Gregory H. Halnon, FENOC Director, Regulatory Affairs, FirstEnergy Nuclear Operating Company, 395 Ghent Road, A-Ghe-315, Akron, OH 44333, tel: (330) 315-7500, and email: ghalnon@firstenergycorp.com.


Sincerely,


/S/

for Gary R. Leidich
President and Chief Nuclear Officer
FirstEnergy Nuclear Operating Company


Enclosures:
    1.  Application with Exhibits
    2.  Regulatory Commitments
    3.  Proprietary Addendum


cc: Director, NRR
    NRC Region 1 Administrator
    NRC Region 3 Administrator
    Beaver Valley NRC Project Manager
    Davis-Besse NRC Project Manager
    Perry NRC Project Manager
    Beaver Valley NRC Senior Resident Inspector
    Davis-Besse NRC Senior Resident Inspector
    Perry NRC Senior Resident Inspector
    D.A. Allard, Director BRP/DEP
    L.E. Ryan, BRP/DEP
    N. Dragani, Executive Director, Ohio Emergency Management Agency, State of Ohio (NRC Liason) Utility Radiological Review Board

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 1


                        APPLICATION FOR ORDER CONSENTING
                      TO TRANSFER OF LICENSES AND APPROVING
                         CONFORMING LICENSE AMENDMENTS

                                  JUNE 1, 2005


                                  submitted by

                      FIRSTENERGY NUCLEAR OPERATING COMPANY

                                  on behalf of

                      FIRSTENERGY NUCLEAR GENERATION CORP.

                                       and

                               OHIO EDISON COMPANY

                                       and

                                OES NUCLEAR, INC.

                                       and

                   THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                                       and

                            THE TOLEDO EDISON COMPANY


   Beaver Valley Power Station, Unit Nos. 1 & 2, Docket Nos. 50-334 & 50-412,
      Davis-Besse Nuclear Power Station, Unit No. 1, Docket No. 50-346, and
            Perry Nuclear Power Plant, Unit No. 1, Docket No. 50-440

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 2



                        APPLICATION FOR ORDER CONSENTING
                        --------------------------------
       TO TRANSFER OF LICENSES AND APPROVING CONFORMING LICENSE AMENDMENTS
       -------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

SECTION                                                               PAGE NO.
-------                                                               --------

I.       Introduction                                                   4

II.      Statement of Purpose of the Transfer and
         Nature of the Transaction Making the
         Transfer Necessary or Desirable                                8

III.     Supporting Information                                        10

         A.  Name of New Licensee                                      10

         B.  Address                                                   10

         C.  Description of Business or Occupation                     10

         D.  Corporate Information                                     10

             1.  State of Incorporation and Place of Business          10

             2.  Directors and Principal Officers                      10

             3.  No Foreign Ownership or Control                       11

             4.  No Agency                                             11

         E.  Technical Qualifications                                  12

         F.  Financial Qualifications                                  13

`        G.  Decommissioning Funding                                   17

         H.  No Antitrust Considerations                               19

         I.  Nuclear Insurance                                         20

         J.  Standard Contract for Disposal of Spent Nuclear Fuel      20

         K.  Agreement to Limit Access to Restricted Data              21

         L.  Environmental Review                                      21


IV.      Effective Date and other Regulatory Approvals                 21

V.       Conclusion                                                    22

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 3


                                LIST OF EXHIBITS


Affirmation of Joseph J. Hagan

Affidavit of Joseph J. Hagan

Exhibit A    Proposed Changes to the Facility Operating License and
             Technical Specifications Associated with the Proposed Transfer of BVPS 1 & 2, Perry and Davis-Besse to FENGenCo

Exhibit B    No Significant Hazards Consideration Determination

Exhibit C    Simplified Corporate Ownership Structure Before Transfer

Exhibit D    Simplified Corporate Ownership Structure After Transfer

Exhibit E    SEC Form 13G Filing

Exhibit F    2004 Annual Report of FirstEnergy Corp.

Exhibit G    Form of Support Agreement Between FirstEnergy Corp. and
             FirstEnergy Nuclear Generation Corp.

Exhibit H    Pro Forma Income Statements (Non-Proprietary Version)

Exhibit I    Pro Forma Opening Balance Sheet (Non-Proprietary Version)

Exhibit J    Form of Nuclear Decommissioning Trust Agreement

Exhibit K    Decommissioning Funding Worksheets for BVPS 1 & 2, Perry, and
             Davis-Besse


Addendum Proprietary Versions of Exhibits H and I I.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 4


I.   INTRODUCTION

     Pursuant to Section 184 of the Atomic Energy Act of 1954, as amended ("AEA"), and 10 CFR 50.80, FirstEnergy Nuclear Operating Company ("FENOC") acting as agent for and on behalf of FirstEnergy Nuclear Generation Corp. ("FENGenCo"), Ohio Edison Company ("Ohio Edison"), OES Nuclear, Inc. ("OES Nuclear"), The Cleveland Electric Illuminating Company ("Cleveland Electric"), and The Toledo Edison Company ("Toledo Edison"), hereby submits the enclosed application to the Nuclear Regulatory Commission ("NRC") requesting consent to the transfer of ownership interests involving Beaver Valley Power Station, Unit No. 1 ("BVPS 1"), Beaver Valley Power Station, Unit No. 2 ("BVPS 2," together with BVPS 1, "BVPS"), Perry Nuclear Power Plant, Unit No. 1 ("Perry"), and Davis-Besse Nuclear Power Station, Unit No. 1 ("Davis-Besse"). FENOC requests an order consenting to the following transfers from Ohio Edison, OES Nuclear, Cleveland Electric and Toledo Edison (together, the "Ohio Companies" or "Transferors") to FENGenCo:

     1.   Ohio Edison's 35 percent undivided ownership interest in BVPS 1 and
          20.22 percent undivided ownership interest in BVPS 2;

     2.   OES Nuclear's 17.42 percent undivided ownership interest in Perry;

     3. Cleveland Electric's 24.47 percent undivided ownership interest in BVPS 2, 44.85 percent undivided ownership interest in Perry, and 51.38 percent undivided ownership interest in Davis-Besse; and

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 5


     4.   Toledo Edison's 1.65 percent undivided ownership interest in BVPS 2,
          19.91 percent undivided ownership interest in Perry, and 48.62 percent undivided ownership interest in Davis-Besse.

     No transfer or other change is requested with respect to Ohio Edison's license to possess its 21.66 percent leased interest in BVPS 2 and 12.58 percent leased interest in Perry, nor with respect to Toledo Edison's license to possess its 18.26 percent leased interest in BVPS 2. Ohio Edison and Toledo Edison will remain responsible for their respective obligations under the licenses for these leased interests.

     This application also requests conforming administrative amendments to the BVPS, Perry, and Davis-Besse licenses to:

     1. Reflect the proposed transfer of ownership interests in BVPS, Perry, and Davis-Besse from the Ohio Companies to FENGenCo,

     2. Delete the Ohio Companies from the licenses, except for Ohio Edison's remaining leased interests in BVPS 2 and Perry, and Toledo Edison's remaining leased interest in BVPS 2, and

     3. Authorize FENGenCo to possess the respective ownership interests in BVPS, Perry, and Davis-Besse being transferred by the Ohio Companies.

     Marked-up and typed pages showing the conforming changes to the licenses are provided as Exhibit A to this application. Exhibit B is an evaluation showing that these changes raise no significant hazards consideration. FENOC previously submitted an application seeking NRC consent to the transfer of

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 6


Pennsylvania Power Company's ("Penn Power") interests in BVPS and Perry to FENGenCo. This application represents the second phase in a reorganization to consolidate the ownership of BVPS, Perry and Davis-Besse in FENGenCo, except for interests subject to third party lease obligations. FENOC expects that the transfer of the Penn Power interests to FENGenCo will occur prior to the transfer of the interests of the Ohio Companies that are the subject of this application. However, each application includes the required financial and other information. (with the exception of the marked up Operating License pages) to support NRC's approval independent from the other, and therefore, approval of neither application should be dependent upon approval of the other. The enclosed marked up Operating License pages include not only this transfer, but the Penn Power transfer as well. In the event that NRC approval of the Ohio Company interests precedes NRC approval of the Penn Power interests, FENOC will supplement the applications with the appropriate amended conforming Operating License pages.

     FirstEnergy Corp. ("FirstEnergy") is a registered utility holding company headquartered in Akron, Ohio. FirstEnergy and its affiliates are engaged in the generation, transmission, and distribution of electricity to wholesale and retail customers in the Eastern Interconnection. Its seven electric utility operating companies comprise the nation's fifth largest investor-owned electric system, serving 4.4 million customers within 36,100 square miles of Ohio, Pennsylvania, New Jersey, and New York. Subsidiaries of FirstEnergy - Penn Power, Cleveland Electric, Ohio Edison, OES Nuclear, FENGenCo, and Toledo Edison
- collectively own or lease the BVPS, Davis-Besse, and Perry nuclear power plants in varying percentages. FENOC is the licensed operator for these plants.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 7


     FENGenCo will be a direct, wholly owned subsidiary of FirstEnergy Solutions Corp. ("FE Solutions"), which, in turn is a direct, wholly owned subsidiary of FirstEnergy. FENGenCo will become an Exempt Wholesale Generator ("EWG") and will sell the output of its interest in the nuclear plants to FE Solutions. The contract for this sale ("Power Supply Agreement") is subject to review and approval by the Federal Energy Regulatory Commission ("FERC"). Subject to FERC approval, this Power Supply Agreement will be designed to ensure that FENGenCo will recover its costs to own and fund the operation of the units from FE Solutions.

     FENOC is the licensed operator for BVPS, Perry, and Davis-Besse. This application does not request, or involve any change to FENOC's continued operation of BVPS, Perry, or Davis-Besse. This application does not request approval of any physical changes in the plant, or any changes to the conduct of operations at BVPS, Perry, or Davis-Besse. After transfer of the BVPS, Perry, and Davis-Besse licenses, FENOC will continue to operate and maintain each plant in accordance with its respective licensing basis. FENGenCo will assume the ownership obligations of the Ohio Companies under the FENOC operating agreements, except that Ohio Edison and Toledo Edison, will retain their lease interests in Perry and BVPS 2, and they will remain responsible for their share of costs attributable to those interests. Ohio Edison will continue to be licensed to possess its 21.66 percent leased interest in BVPS 2 and 12.58 percent leased interest in Perry. Toledo Edison will continue to be licensed to possess its 18.26 percent leased interest in BVPS 2.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 8


     The ownership interests in BVPS, Perry, and Davis-Besse are held by or leased by wholly owned subsidiaries of FirstEnergy. Following the transfers as proposed in this application, as well as the transfers of Penn Power's interests that are the subject of a separate application, FENGenCo will acquire licensed ownership of all of the non-leasehold interests in these plants within the FirstEnergy corporate family. Diagrams depicting a simplified pre- and post-transfer corporate structure showing the corporate entities holding the licensed interests in the BVPS, Perry and Davis-Besse are included as Exhibits C and D.

II. STATEMENT OF PURPOSE OF THE TRANSFER AND NATURE OF THE TRANSACTION MAKING THE TRANSFER NECESSARY OR DESIRABLE

     In 1992, Congress passed the Energy Policy Act to promote competition in the electric energy market for wholesale power. The Energy Policy Act also amended the Public Utility Holding Company Act ("PUHCA") to create a new class of independent power producers and amended the Federal Power Act ("FPA") to provide open access to electric transmission systems for wholesale transactions. In addition, in December 1996 the Electric Generation Customer Choice and Competition Act ("Competition Act") was enacted in Pennsylvania to restructure the state's electric utility industry by creating retail access to a competitive market for the generation of electricity. Similar legislation was enacted in Ohio, which included the requirement to establish a structural separation between the competitive generation portion of the electric business and the regulated "wires" portion of this business. These transfers are being undertaken to further implement the restructuring of FirstEnergy's electric utility operations and enhance the ability of FirstEnergy and its subsidiaries to compete in the electric energy markets.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 9


     As part of this corporate restructuring, FirstEnergy established FE Solutions as the affiliate responsible for the purchase and sale of electricity in competitive markets. A wholly owned subsidiary of FE Solutions - FirstEnergy Fossil Generation Corp. ("Fossil GenCo") - was created to own and operate the fossil and hydro generation facilities formerly owned and operated by the regulated wires companies. Fossil GenCo is an EWG, and sells the output of its portfolio of generation to FE Solutions pursuant to a Purchased Power Contract approved by the FERC. FE Solutions, in turn, sells its power into competitive wholesale and retail markets at market based rates.

     FENGenCo will perform the same function as Fossil GenCo for the nuclear facilities owned by the FirstEnergy subsidiaries. FENOC will continue to perform its role as the licensed operator for these plants. FENGenCo will become an EWG, and will sell the output of its plants to FE Solutions under a cost-based wholesale contract approved by the FERC. Thus, these requested plant transfers are being undertaken to further implement the restructuring of FirstEnergy's electric utility operations and to enhance the ability of FirstEnergy and its subsidiaries to compete in electric energy markets. FENOC's previous application sought approval for the transfer of Penn Power's ownership interests in BVPS and Perry to FENGenCo (the "Penn Power Transfers"), and this application seeks approval for the transfer of interests in BVPS, Perry and Davis-Besse from the Ohio Companies to FENGenCo (the "Transfers from the Ohio Companies").

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 10


III. SUPPORTING INFORMATION

     A.   NAME OF NEW LICENSEE

          FirstEnergy Nuclear Generation Corp.

     B.   ADDRESS

          76 South Main Street
          Akron, OH 44308

     C.   DESCRIPTION OF BUSINESS OR OCCUPATION

     FENGenCo is a newly-formed corporation established to own FirstEnergy's nuclear merchant generation assets. FENGenCo will be an EWG and will sell the output of its plants to FE Solutions pursuant to a Power Agreement approved by the FERC.

     D.   CORPORATE INFORMATION

          1.   STATE OF INCORPORATION AND PLACE OF BUSINESS

     FENGenCo has been formed as a corporation established under the laws of the State of Ohio. FENGenCo's principal place of business is Akron, Ohio.

          2.   DIRECTORS AND PRINCIPAL OFFICERS

     FirstEnergy, a registered holding company, may require approval from the Securities and Exchange Commission ("SEC") before acquiring the stock of FENGenCo. FENOC will provide the names and business addresses of the directors and principal officers of FENGenCo, all of whom will be U.S. citizens, once those individuals are identified.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 11


          3.   NO FOREIGN OWNERSHIP OR CONTROL

     FENGenCo will be a wholly owned subsidiary of FE Solutions. FE Solutions is a wholly owned subsidiary of FirstEnergy. The shares of common stock of FirstEnergy are publicly traded on the New York Stock Exchange and are widely held. All of the directors and principal officers of FE Solutions and FirstEnergy are U.S. citizens, and the directors and principal officers of FENGenCo will be U.S. citizens. Section 13 of the Securities and Exchange Act of 1934, as amended, 15 U.S.C. 78m(d), requires that a person or entity that owns or controls more than 5% of the stock of a company must file notice with the SEC. Based upon its review of the relevant filings with the SEC, FENOC is not aware of any alien, foreign corporation, or foreign government that holds more than 5% of the common stock of FirstEnergy. FENOC has identified that, when considering ownership shares of their affiliates, Capital Research and Management Company, State Street Corporation and Barclays Global Investors, NA (Barclays), each have ownership or beneficial ownership of less than 10% but more than 5% of the common stock of FirstEnergy. These entities are U.S. entities, but Barclays is a subsidiary of Barclays PLC, a United Kingdom corporation. A copy of the Barclays' SEC Form 13G Filing is provided in Exhibit
E. Nevertheless, Barclays does not have a controlling interest in FirstEnergy and does not exercise domination or control over the affairs of FirstEnergy. As such, FENGenCo will not be owned, controlled or dominated by an alien, a foreign corporation, or a foreign government.

          4.   NO AGENCY

     In seeking to become the licensed owner of interests in BVPS, Perry, and Davis-Besse, FENGenCo is not acting as the agent or representative of any other person or entity.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 12


     E.   TECHNICAL QUALIFICATIONS

     The technical qualifications of FENOC are not affected by the proposed transfers of control of the Transferors' ownership interest in BVPS, Perry, and Davis-Besse to FENGenCo. There will be no physical changes to BVPS, Perry, or Davis-Besse and no changes in the day-to-day operations of FENOC in connection with the transfers of control of the Ohio Companies' interests in BVPS, Perry, or Davis-Besse. FENOC will at all times remain the licensed operator of BVPS, Perry, and Davis-Besse, and there will be no changes in the FENOC senior management team resulting from the proposed license transfers. FENGenCo will assume the obligations of the Ohio Companies to FENOC under the FENOC Operating Agreement and other arrangements relating to the transferred interests in BVPS, Perry, and Davis-Besse. In particular, FENGenCo will assume the related obligations of the Ohio Companies to pay the applicable share of the operating costs for the transferred interests, BVPS, Perry, and Davis-Besse, and FENOC will continue to recover its costs under the existing arrangements. As discussed above, however, Ohio Edison and Toledo Edison will continue to lease portions of BVPS 2 and Perry. Accordingly Ohio Edison and Toledo Edison will continue to maintain the pro rata share of their obligations to FENOC associated with their leased interests.

     The obligations of the Ohio Companies for the transferred interests in BVPS, Perry, and Davis-Besse are addressed in the BVPS "Operating Agreement," dated May 24, 1976, as amended; the Perry "Operating Agreement," dated March 10, 1987, as amended; and the Davis-Besse "Operating Agreement," dated November 21, 1977. The amended agreements each provide that costs and expenses associated with the operation and maintenance of the units are shared by the companies

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 13



owning interests in each of the respective units. Pursuant to the operating agreements, annual budgets are prepared, and the companies are billed for their respective shares of the costs. Accordingly, FENGenCo will assume all of these obligations related to the assets being transferred from the Ohio Companies.

     F.   FINANCIAL QUALIFICATIONS

     General information regarding FirstEnergy is provided in its 2004 Annual Report, which is provided as Exhibit F. FirstEnergy will enter into a financial support agreement with FENGenCo in the total amount of $400 million to provide assurance that adequate funds will be available to fund ongoing operations and maintenance expenses with respect to all of its interests in BVPS, Perry and Davis-Besse (including those to be transferred from Penn Power pursuant to a separate pending application). A form of this agreement is provided as Exhibit
G. FirstEnergy committed to put in place a funding agreement with a limit of $80 million to support the Penn Power Transfers. With this application, FENOC seeks NRC approval to substitute this broader agreement with a limit of $400 million and to revoke and rescind the $80 million agreement, if that agreement is executed prior to the execution of this $400 million agreement. If the Penn Power Transfers take place contemporaneously with or after the transfers from the Ohio Companies, FENOC seeks to rely on this $400 million to support the Penn Power Transfers (in lieu of the $80 million agreement).

     In accordance with 10 CFR 50.33(f) and the Standard Review Plan on Power Reactor Licensee Financial Qualifications and Decommissioning Funding Assurance (NUREG-1577, Rev. 1) ("Standard Review Plan"), FENGenCo's Pro Forma Income Statements for the five-year period from January 1, 2006 until December 31, 2010

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 14


are provided in Exhibit H. Exhibit I provides FENGenCo's pro forma opening balance sheet showing its anticipated assets, liabilities and capital structure expected as of the transfer date. Exhibits H and I are proprietary and are therefore provided in a separately bound Addendum, and FENOC requests that this Addendum be withheld from public disclosure. An affidavit supporting the request for withholding the Addendum from public disclosure is provided with the sworn affirmations appended to this application. Redacted versions of the Exhibits, suitable for public disclosure, are included with this application.

     FENGenCo and FE Solutions will enter into a Power Supply Agreement/1/ for a period of at least five years through which FENGenCo will recover its operating, maintenance, and capital costs associated with the interests transferred from the Ohio Companies. The terms of that agreement have not been made final, but once the terms have been finalized, a form of the agreement will be submitted to NRC or made available for inspection upon request. The Power Supply Agreement is subject to FERC jurisdiction and will be filed for review and approval by FERC later this year.

     The Pro Forma Income Statements on page 2 of Exhibit H show the expected operating revenues of FENGenCo from the sale of capacity and energy received under the Power Supply Agreement with respect to the Transfers from the Ohio Companies, and FENGenCo's estimated annual operating costs, for the five calendar years 2006 through 2010, attributable to those interests. In addition,


----------
1 FENGenCo anticipates that it will have a single Power Supply Agreement with FE Solutions to govern its sales of capacity and energy from its generation sources.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 15


FENGenCo will purchase the entitlements to capacity and energy for the lease interests in BVPS 2 and Perry held by Ohio Edison and Toledo Edison/2/, and it will receive revenue from the sale of these entitlements to FE Solutions. This statement reflects results based upon the current business plan for operating BVPS, Perry, and Davis-Besse. Page 3 of Exhibit H provides a pro forma sensitivity analysis of estimated revenues generated from the sales of the output from the portions of BVPS, Perry, and Davis-Besse transferred from the Ohio Companies at market rates, as well as sales at market rates of the portions of BVPS, Perry, and Davis-Besse attributable to the sale-leaseback interests in those units. This demonstrates that FE Solutions will generate sufficient revenue from such sales to cover its obligations to FENGenCo pursuant to the Power Supply Agreement. These pro forma statements show that the anticipated income from the sales of energy and capacity from BVPS, Perry, and Davis-Besse (from the Ohio Companies Transfers) provide reasonable assurance of an adequate source of funds to meet FENGenCo's anticipated liabilities during the five-year period covered by the pro forma statements.

     FENGenCo will have access to additional capital from its affiliated companies on an as-needed basis. First, the Power Supply Agreements will be designed to include a "formula rate" provision permitting FENGenCo to recover increases in its capital expenditures and operating expenses that exceed its base demand and energy charges during the contract term. Secondly, FirstEnergy has presented a form of Support Agreement that provides assurance that FENGenCo


----------
2 FENOC will recover its costs with respect to these interests directly from Ohio Edison and Toledo Edison.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 16


will have access to funds sufficient to pay its pro rata share of the fixed operating and maintenance (O&M) costs in the event of an unanticipated plant shutdown. Pursuant to this agreement, FirstEnergy will make up to $400 million in funding available to FENGenCo to meet its obligations relating to the interests being transferred by both Penn Power and the Ohio Companies.

     This level of funding exceeds the approximate amount of the fixed O&M costs (approximately $200 Million) that FENGenCo would expect to incur for its proportionate share of the four units (including the transfers from both Penn Power and the Ohio Companies) during simultaneous six-month outages at Perry, Davis-Besse, and both BVPS units. In fact, the proposed support agreement of $400 million would be sufficient to fund FENGenCo's share of the fixed O&M costs (approximately $401 million) for a simultaneous one-year outage of BVPS (approximately $151 million)/3/, Davis-Besse ($128 million), and Perry ($122 million)./4/ This support agreement would also be sufficent to fund FENGenCo's share of costs for a two-year outage at Davis-Besse, Perry, or BVPS (both units), as well as eighteen-month outages of any two units. Thus, the proposed support agreement would provide funding that significantly exceeds the six-month period suggested by the NRC's Standard Review Plan, and it provides assurance that FENGenCo will be financially qualified to conduct licensed activities at BVPS, Perry, and Davis-Besse in the event that any or all of these plants fail to operate as anticipated. Finally, FENGENCo notes that it does not expect to

----------
3 This amount excludes approximately $38 million in costs that would be born by Ohio Edison and Toledo Edison for their respective leased shares of BVPS 2.

4 This amount excludes approximately $17.5 million costs that would be born by Ohio Edison for its leased share of Perry.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 17


need to request funding under this formal agreement, as it expects that FirstEnergy will assure that it has adequate funds to support safe operation of the Perry, Davis-Besse, and BVPS units. Moreover, consistent with prior NRC orders, FENGenCo understands that a license condition will require it to provide written notice to the NRC if it ever draws upon the formal agreement. Therefore, the NRC can expect to have advance warning before the funds available under this formal agreement might be exhausted.

     G.   DECOMMISSIONING FUNDING

     At the time of the transfer, all of the Nuclear Decommissioning Trust ("NDT") balances held by the Ohio Companies (excluding those relating to leased interests being retained by Ohio Edison and Toledo Edison) will be transferred to FENGenCo. Ohio Edison and Toledo Edison will retain NDT balances (including earnings and 2005 contributions) attributable to the leased interests in BVPS 2 and Perry for which they will remain NRC owner licensees. The NDT funds attributable to the interests being transferred from the Ohio Companies had a market value of approximately $831 million as of December 31, 2004, and additional contributions of approximately $69 million (attributable to the transferred interests) are planned for 2005. Thus, it is expected that approximately $900 million in NDT balances and any related earnings will be transferred to FENGenCo's NDTs. The FENGenCo NDTs will be held in external trust funds segregated from FENGenCo's assets and outside its administrative control. The funds will be governed by a Master NDT Agreement with Mellon Bank, N.A. as Trustee, and the terms of that agreement will comply with the requirements of 10 CFR 50.75(h)(1). A form of the "Master Nuclear Decommissioning Trust Agreement" incorporating the terms required by 10 CFR 50.75(h)(1) is provided as Exhibit J.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 18


     The NRC minimum amounts of decommissioning funding assurance required for BVPS, Perry, and Davis-Besse calculated pursuant to 10 CFR 50.75(c) (the "formula amount"), are provided for each unit in Exhibit K, Attachments 1, 2, 3, and 4. The NRC minimum decommissioning funding amounts for the interests being transferred from the Ohio Companies total $1.026 billion, and when earnings are credited in accordance with NRC rules, the pre-paid balances required to use the "prepayment method" under NRC's rules for the interests being transferred from the Ohio Companies is $690.8 million. The current trust fund balances of $831 million and anticipated contributions from the Ohio Companies of an additional $69 million for 2005, with credit for earnings taken into account using a 2 percent real rate of return, are sufficient to be considered fully "prepaid" for purposes of using the "prepayment" method specified in 10 CFR 50.75(e)(1)(i). In fact, the current balances are sufficient to be considered pre-paid for BVPS 1, Perry and Davis-Besse. The current balances for BVPS 2 are slightly below the required amounts, but exceed the required funding levels when planned contributions for 2005 are taken into account.

     Below is a table summarizing for the interests in each unit being transferred from the Ohio Companies to FENGenCo: (1) the ownership interest being transferred to FENGenCo from the Ohio Companies; (2) the current trust fund balances attributable to these interests and being transferred to FENGenCo;
(3) planned 2005 contributions attributable to the interests being transferred by the Ohio Companies; (4) the amount required (when earnings are credited using a 2% real rate of return) to be considered fully "prepaid;" and (5) FENGenCo's

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 19


pro rata share of the NRC minimum decommissioning amount for the interests in each unit being transferred from the Ohio Companies. Notably, the following table does not reflect decommissioning funding assurance related to the interests to be transferred from Penn Power. Financial assurances for those interests, including prepaid balances and parental guarantee are addressed separately in the application for the Penn Power transfers.

                        DECOMMISSIONING FUNDING SUMMARY
                                ($ IN MILLIONS)

            Ohio      Trust Balance     2005        Pre-Paid Amount    FENGenCo
          Companies   (12/31/2004)  Contributions      Required        Share of
           Plant                                    (Credit for        NRC Min.
           Share                                      Earnings
--------------------------------------------------------------------------------
BVPS 1      35%          $93.8          $6.6          $93.8           $124.8
BVPS 2    46.34%         $98.2          $9.7          $100.0          $165.3
Perry     82.18%         $290.6         $24.1         $235.5          $381.3
Davis-     100%          $348.3         $29.0         $261.5          $354.7
Besse
Total       -            $830.9         $69.4         $690.8          $1,026.1


     H.   NO ANTITRUST CONSIDERATIONS

     In accordance with the Commission's decision in Kansas Gas and Electric Company (Wolf Creek Generating Station, Unit 1), CLI-99-19, 49 N.R.C. 441
(1999), antitrust reviews of license transfer applications after initial licensing are not required by the AEA. The existing antitrust conditions in the licenses will continue in effect.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 20


     I.   NUCLEAR INSURANCE

     In accordance with Art. IV.2 of the NRC Price-Anderson Indemnity Agreement for BVPS, Perry, and Davis-Besse, FENOC requests NRC approval of the assignment and transfer of the transferors' applicable interest in the Price Anderson Indemnity Agreement for BVPS, Perry, and Davis-Besse to FENGenCo in connection with the proposed license transfer. FENGenCo's Pro Forma Income Statements and financial arrangements with FirstEnergy provide adequate assurance that FENGenCo will be able to pay its share of the annual retrospective premium for BVPS, Perry, and Davis-Besse pursuant to 10 CFR 140.21(e)-(f). Prior to the license transfer, FENOC will provide proof that FENGenCo will have all required nuclear property damage insurance pursuant to 10 CFR 50.54(w) and nuclear energy liability insurance pursuant to Section 170 of the AEA and 10 CFR Part 140.

     J.   STANDARD CONTRACT FOR DISPOSAL OF SPENT NUCLEAR FUEL

     Upon transfer, FENGenCo will assume title to and responsibility for the storage and disposal of the Transferors' transferred pro rata share of spent nuclear fuel at BVPS, Perry, and Davis-Besse. The Transferors will assign, and FENGenCo will assume, the transferors' rights and duties (excluding those rights and duties associated with the leased interest) under the Standard Contracts with the Department of Energy. The Transferors will remain liable to FENGenCo for any fees associated with spent nuclear fuel used to generate electricity prior to the transfer.

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 21


     K.   AGREEMENT TO LIMIT ACCESS TO RESTRICTED DATA

     This application does not involve any Restricted Data or other classified defense information. Furthermore, it is not expected that any such information will be raised or required by the licensed activities at BVPS, Perry, or Davis-Besse. In the event that licensed activities do involve Restricted Data in the future, FENGenCo agrees that it will appropriately safeguard such information. In compliance with Section 145a of the AEA, FENGenCo agrees that restricted or classified defense information will not be provided to any individual until the Office of Personnel Management investigates and reports to the NRC on the character, associations, and loyalty of such individual, and the NRC determines that permitting such person to have access to Restricted Data will not endanger the common defense and security of the United States.

     L.   ENVIRONMENTAL REVIEW

     The proposed transfer will not result in any change in the types, or any increase in the amounts, of any effluents that may be released off-site, and will not cause any increase in individual or cumulative occupational radiation exposure. Further, the NRC has determined in 10 CFR 51.22(c)(21) that license transfers are categorically exempt from further environmental review. Accordingly, the license transfer will involve no significant environmental impact.

IV.  EFFECTIVE DATE AND OTHER REGULATORY APPROVALS

     FENOC requests that the NRC review this application on a schedule that will permit issuance of an order consenting to the requested license transfer as promptly as possible, and in any event, approval is requested by no later than November 1, 2005. Such consent should be immediately effective upon issuance and

Enclosure 1
L-05-100
Serial Number 3156
PY-CEI/NRR-2886L
Page 22


should permit the transfers at any time prior to December 31, 2006. The proposed transfer of the BVPS, Perry, and Davis-Besse interests from the Transferors to FENGenCo also requires approvals or actions from other agencies, including, but not limited to, the FERC, Pennsylvania Public Utility Commission, the Public Utilities Commission of Ohio, New Jersey Board of Public Utilities, New York State Public Service Commission, SEC, and the Internal Revenue Service.

     FENOC will inform the NRC Staff as to the status of other necessary approvals and will notify the NRC Staff when they are ready for the conforming license amendment to be issued.

V.  CONCLUSION

     For the reasons stated above, FENOC respectfully submits that the proposed transfer of the Transferors' ownership interests in BVPS, Perry, and Davis-Besse to FENGenCo is consistent with the requirements set forth in the AEA, NRC regulations, and the relevant NRC licenses and orders. FENOC therefore respectfully requests that, in accordance with Section 184 of the AEA and 10 CFR
50.80 and 50.92, the NRC consent to the transfer of the BVPS, Perry, and Davis-Besse licenses to FENGenCo and approve the conforming administrative amendments associated with this transfer.